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
                                                                                            ------------------------------
----------------              UNITED STATES SECURITIES AND EXCHANGE COMMISSION                      OMB APPROVAL
   F O R M  4                              Washington, D.C. 20549                           ------------------------------
----------------                                                                            OMB Number: 3235-0287
[_] Check this box if           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                Expires: December 31, 2001
    no longer subject                                                                       Estimated average burden
    to Section 16.                                                                          hours per response.........0.5
    Form 4 or Form 5          Filed pursuant to Section 16(a) of the Securities             ------------------------------
    obligations may              Exchange Act of 1934, Section 17(a) of the
    continue.                    Public Utility Holding Company Act of 1935
See Instruction 1(b).      or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------
1.  Name and Address of Reporting Person*

Becker                 Charles                    E.
-------------------------------------------------------------
    (Last)             (First)                 (Middle)

250 Stephenson Highway Suite 300
-------------------------------------------------------------
                      (Street)


Troy                     MI                       48084
-------------------------------------------------------------
    (City)            (State)                     (Zip)

-------------------------------------------------------------
1.  Title of Security
    (Instr. 3)





-------------------------------------------------------------
Common Stock

-------------------------------------------------------------
Common Stock

-------------------------------------------------------------

-------------------------------------------------------------

-------------------------------------------------------------

-------------------------------------------------------------

--------------------------------------------------------------

--------------------------------------------------------------


------------------------------------------------- --------------------------------------------------------------------
2.  Issuer Name and Ticker or Trading Symbol      6.  Relationship of Reporting Person(s) to Issuer
                                                               (Check all applicable)
    Collins & Aikman Corporation
-------------------------------------------------          X   Director                           X   10% Owner
                                                         ----                                    ---
                                                               Office (give title below)              Other (specify below)
                                                         ----                                    ---
3.  I.R.S.             4.  Statement for
    Identification     Month/Year                        ___________________________________________________
    Number of
    Reporting          December/2001
    Person, if an
    entity            -------------------------- --------------------------------------------------------------------
    (Voluntary)       5.  If Amendment, Date of  7.  Individual or Joint/Group Filing (Checked Applicable Line)
                           Original                    X    Form filed by One Reporting Person
                                                      ---
                      (Month/Year)                          Form filed by More than One Reporting Person
                                                      ---
---------------------- -------------------------- --------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                  Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

----------- -------------- ------------------------------------- ----------------------- --------------- -------------
2.  Trans-  3.  Trans-     4.  Securities Acquired (A)           5.  Amount of            6. Ownership   7. Nature
    action      action         or Disposed of (D)                    Securities              Form:          of
    Date        Code           (Inst. 3, 4 and 5)                    Beneficially            Direct (D)     Indirect
                (Instr. 8)                                           Owned at                or             Beneficial
    (Month/ ------- ------ --------------- -------- ------------     End of Month            Indirect (I)   Ownership
    Day/                                   (A) or
    Year)    Code     V        Amount      (D)         Price         (Instr. 3 and 4)        (Instr. 4)     (Instr. 4)
----------- ------- ------ --------------- -------- ------------ ----------------------- --------------- -------------
12/20/01    P              4,000,000       A        $5.00        4,000,000                      I              (a)
----------- ------- ------ --------------- -------- ------------ ----------------------- --------------- -------------
                                                                 14,448,156                     D
----------- ------- ------ --------------- -------- ------------ ----------------------- --------------- -------------

----------- ------- ------ --------------- -------- ------------ ----------------------- --------------- -------------

----------- ------- ------ --------------- -------- ------------ ----------------------- --------------- -------------

----------- ------- ------ --------------- -------- ------------ ----------------------- --------------- -------------

----------------------------------------------------------------------------------------------------------------------




----------------------------------------------------------------------------------------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                   Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                                                                 (Over)
                                                                                                              SEC 1474 (3-99)
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
FORM 4 (continued)                          Table II-- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                        (e.g., puts, calls, warrants, options, convertible securities)
----------------------------- ----------- ----------- ------------ ---------------------- ---------------- -----------------------
1.  Title of Derivative       2. Conver-  3. Trans-   4. Trans-    5. Number of Deriv-    6. Date Exer-    7. Title and Amount
    Security                     sion        action      action       ative Securities       cisable          of Underlying
    (Instr. 3)                   or          Date        Code         Acquired (A) or        and              Securities
                                 Exercise                             Disposed of (D)        Expiration       (Instr. 3 and 4)
                                 Price of    (Month/     (Instr. 8)   (Instr. 3, 4,          Date
                                 Deri-       Day/                     and 5)
                                 vative      Year)                                           (Month/Day/
                                 Security                                                    Year)
                                                      ------- ---- ----------- ---------- -------- ------- ------------- ---------
                                                                                          Date     Expira-               Amount or
                                                                                          Exer-    tion       Title      Number of
                                                      Code     V      (A)         (D)     cisable  Date                  Shares
----------------------------- ----------- ----------- ------- ---- ----------- ---------- -------- ------- ------------- ---------

----------------------------- ----------- ----------- ------- ---- ----------- ---------- -------- ------- ------------- ---------

----------------------------- ----------- ----------- ------- ---- ----------- ---------- -------- ------- ------------- ---------

----------------------------- ----------- ----------- ------- ---- ----------- ---------- -------- ------- ------------- ---------

----------------------------- ----------- ----------- ------- ---- ----------- ---------- -------- ------- ------------- ---------

----------------------------- ----------- ----------- ------- ---- ----------- ---------- -------- ------- ------------- ---------

----------------------------- ----------- ----------- ------- ---- ----------- ---------- -------- ------- ------------- ---------

----------------------------- ----------- ----------- ------- ---- ----------- ---------- -------- ------- ------------- ---------

----------------------------- ----------- ----------- ------- ---- ----------- ---------- -------- ------- ------------- ---------

----------------------------- ----------- ----------- ------- ---- ----------- ---------- -------- ------- ------------- ---------


   ------------ ------------- ------------ ------------
   8. Price    9. Number    10.  Owner-    11. Nature
      of          of             ship          of
      Deri-       Deri-          Form of       Indirect
      vative      vative         Deri-         Benefi-
      Security    Securities     vative        cial
                  Benefi-        Security:     Owner-
      (Instr. 5)  cially         Direct        ship
                  Owned          (D) or
                  at End         Indirect (I)
                  of Month
                 (Instr. 4)      (Instr. 4)    (Instr. 4)




   ------------ ------------- ------------ ------------

   ------------ ------------- ------------ ------------

   ------------ ------------- ------------ ------------

   ------------ ------------- ------------ ------------

   ------------ ------------- ------------ ------------

   ------------ ------------- ------------ ------------

   ------------ ------------- ------------ ------------

   ------------ ------------- ------------ ------------

   ------------ ------------- ------------ ------------

   ------------ ------------- ------------ ------------



Explanation of Responses:

(a)  Mr. Becker is the controlling member of Becker Ventures, L.L.C.








** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note:  File three copies of this Form, one of which must be manually signed.  If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                          /s/ Charles E. Becker                       1/8/02
                                                      --------------------------------     ------------------------------
                                                      **Signature of Reporting Person                  Date
                                                             Attorney-in-Fact


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